Exhibit 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:    Urban Television Network Corporation


Ladies and Gentleman,

We were previously the principal accountants for Urban Television Network Corporation (the "Company") and have issued our report dated December 20, 2005 on the audited financial statements of the Company as of September 30, 2005 and 2004. We have read and agree with the statements contained in Item 4 of Form 8-K of Urban Television Network Corporation regarding changes in and disagreements with its principal accountants.


June 6, 2006
Denver, Colorado


/s/ Comiskey & Company
PROFESSIONAL CORPORATION